SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934

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STANDARD MANAGEMENT CORPORATION

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STANDARD MANAGEMENT
NOTICE OF
2 0 0 6
ANNUAL MEETING
&
PROXY STATEMENT

NOTICE OF 2006 ANNUAL MEETING

Time:	October 16, 2006
9:30 a.m., local time

Place:	Standard Management Corporation
10689 North Pennsylvania
Indianapolis, Indiana 46280
Browning Auditorium

Proposals:	1.	To amend our Amended and Restated Articles of Incorporation to increase our authorized common stock.

	2.	To transact other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Who Can Vote:	You can vote if you were a shareholder of record on September 11, 2006.

Annual Report:	A copy of our 2005 Annual Report is enclosed.

Date of Mailing:	This notice and the proxy statement are first being mailed to shareholders on or about September 20, 2006.
By order of the Board of Directors
Ronald D. Hunter, Chairman, CEO and President

STANDARD MANAGEMENT
To our Shareholders:
     You are cordially invited to attend our 2006 Annual Meeting, which will be held on Monday, October 16, 2006 at 9:30 a.m. local time in the Browning Auditorium at our headquarters in Indianapolis, Indiana.
     The matters to be considered at the meeting are described in the accompanying Notice of 2006 Annual Meeting and Proxy Statement.
     Regardless of your plans for attending in person, you can be sure that your shares are represented at the meeting by promptly voting and submitting your proxy through the internet, by telephone or by completing, signing, dating and returning the enclosed proxy card in the enclosed post-paid envelope. If you attend the Annual Meeting in person and wish to vote in person, you may withdraw your proxy and vote your shares personally.
     We look forward to seeing you at the 2006 Annual Meeting.
Sincerely,

Ronald D. Hunter
Chairman and Chief Executive Officer
September 20, 2006

ABOUT THE MEETING
Why is this Proxy Statement being furnished to Shareholders?
This Proxy Statement is being furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of Standard Management Corporation (“we”, “our”, “us”, “Standard Management” or the “Company”) for use at our 2006 Annual Meeting (the “Annual Meeting”). This Proxy Statement and the enclosed proxy card were first sent or given to shareholders on or about September 20, 2006.
When and where is the Annual Meeting being held?
The 2006 Annual Meeting will be held at 9:30 a.m. on October 16, 2006 in the Browning Auditorium at our main office, 10689 North Pennsylvania, Indianapolis, Indiana 46280.
What am I voting on?
1.	To amend our Amended and Restated Articles of Incorporation to increase our authorized common stock.
2.	Such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Who is entitled to vote?
Each shareholder of record of our common stock at the close of business on September 11, 2006 (the “Record Date”) is entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each voting matter.
What constitutes a quorum at the meeting?
A majority of the shares entitled to vote will constitute a quorum for purposes of the Annual Meeting. On the Record Date, there were 16,087,861 shares of common stock outstanding and entitled to vote.
A list of the shareholders of record entitled to vote at the Annual Meeting will be available for inspection by any shareholder for any purpose applicable to the meeting, during normal business hours, for a period of ten days prior to the meeting at our principal executive offices located at 10689 North Pennsylvania, Indianapolis, Indiana 46280. Our telephone number at this address is (317) 574-6224.
How many votes are required for the approval of each item?
The proposal to amend our Amended and Restated Articles of Incorporation will require the approval of the holders of a majority of the issued and outstanding shares of our common stock. Any other proposal properly presented at the Annual Meeting will be approved if a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting are voted in favor of such proposals. Abstentions and broker nonvotes will not be counted either for or against such proposals.
Broker nonvotes:
If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares must be voted as you direct. If you do not give instructions on the one proposal to amend our Amended and Restated Articles of Incorporation, the broker may vote your shares at its discretion. But for other proposals, the broker may not vote your shares at all. When that happens, it is called a “broker nonvote”. Broker non-vote will be treated as shares that are present for purposes of determining the presence of a quorum but will not otherwise affect the voting.
How do I vote before the meeting?
You have three voting options:
▪	By internet, following the instructions on your proxy card; or
▪	By telephone, following the instructions on your proxy card; or
▪	By mail by completing, signing and returning the enclosed proxy card.
The proxies will vote your shares according to your instructions.
Can I vote at the meeting?
You may vote your shares at the meeting if you attend in person. Even if you plan to attend the meeting, we encourage you to vote your shares by proxy as described above.
What if I return my proxy card but do not provide voting instructions?
If you return a properly signed and dated proxy card but do not mark a choice on one or more items, your shares will be voted in accordance with the recommendations of our Board of Directors as discussed in this Proxy Statement. A proxy may indicate that all or a portion of the shares represented are not being voted by the shareholder with respect to a particular matter. Any such non-voted shares will be considered present for the purpose of determining the presence of a quorum.

BOARD OF DIRECTORS
Can I revoke my proxy?
Yes. You may revoke your proxy at any time prior to voting at the Annual Meeting by (1) delivering written notice to Ronald D. Hunter, our Chairman, (2) by submitting a subsequently dated proxy, or (3) by attending the Annual Meeting and voting in person.
Who are the directors who will continue to serve?
Because of recent retirements and resignations from our Board of Directors, we have no directors whose term expires at the Annual Meeting and thus no voting for the election of directors will take place at the Annual Meeting. The following directors will remain in service on the Board:
Class I — Serving Until The 2008 Annual Meeting
Dainforth B. French, Jr., 40, Mr. French has been a Director since October 2004. Mr. French has served as President of Leonard Capital Markets, an investment banking firm in Grosse Pointe, Michigan since October 2004. Prior thereto from 2000 to 2004, he served as Managing Director of Donnelley Penman & Partners, an investment banking firm in Grosse Pointe, Michigan. Mr. French received his B.A. from Georgetown University and his M.B.A. from the University of Detroit.
Class III Serving Until The 2007 Annual Meeting
Ronald D. Hunter, 54, Chairman of the Board and Chief Executive Officer since 1989
▪	Chairman of the Board and Chief Executive Officer of our subsidiary Standard Life Insurance Company of Indiana (“Standard Life”) from December 1987 until its sale in 2005
▪	Was reappointed President in June 2005.
▪	Held management and sales positions with:
▪	Conseco, Inc. from 1981 to 1986

▪	Aetna Life & Casualty Company from 1978 to 1981

▪	Mr. Hunter has been widely recognized for his vision and leadership qualities, earning him the distinction of being a finalist four times for the Ernst & Young Entrepreneur of the Year award and becoming a winner in 2004 in the financial services category. He has also become well-known as the author of the book, Vision Questing: Turning Dreams into Realities.
James H. Steane II, 61, Director since 2002
▪	Retired from Fleet Bank in 1999 after a 29 year career in corporate banking
▪	Senior Vice President and Senior Lending Officer in the Insurance and Mutual Fund Group, Fleet Bank (Connecticut) from 1983 to 1999
▪	Past President of Junior Achievement of Hartford, CT and American School for the Deaf
▪	Received MBA from Adelphi University
Who are our executive officers?
As of the date of this Proxy Statement, our Executive Officers are:
▪	Ronald D. Hunter, Chairman, President and Chief Executive Officer
▪	Martial R. Knieser, M.D., President of U.S. Health Services Corporation
▪	Mark B.L. Long, Executive Vice President of Pharmacy Operations
▪	Michael B. Berry, Executive Vice President, Treasurer and Corporate Development Officer

BOARD OF DIRECTORS
Our Board of Directors met 8 times in 2005, each time pursuant to a properly notified meeting. Each director attended at least 75% of the meetings of the Board of Directors or committees on which they served.
What are the committees of the Board?
It is the primary responsibility of our Board of Directors to oversee the management of our business. To assist in carrying out its responsibilities, our Board of Directors has established the following five standing committees:

			Number of
Name of Committee and			Meetings in
Members	Functions of the Committee		2005

Audit: James H. Steane II, Chair	▪	Reviews the results and scope of the audit and other services provided by our independent auditors to our Board of Directors.	7
Dainforth B. French, Jr.	▪	Monitors the effectiveness of the audit effort and financial reporting as well as the adequacy of financial and operating controls.

Compensation:	▪	Approves compensation objectives and policies for all employees.	1
Dainforth B. French, Jr. Chair James H. Steane II	▪	Responsible for developing and making recommendations to our Board of Directors with respect to our executive compensation policies.
	▪	Determines periodically and recommends to our Board of Directors the base cash compensation for our Chief Executive Officer and other executive officers.
	▪	Reports to shareholders on executive compensation items as required by the Securities and Exchange Commission.

Incentive Stock Option: The entire Board of Directors	▪	Has responsibility for granting stock options to eligible members of management under, and otherwise administers the Standard Management Corporation 2002 Stock Incentive Plan (the “2002 Stock Incentive Plan”) and the Amended and Restated 1992 Stock Option Plan (the “1992 Stock Option Plan”).	2

Nominating: Dainforth B. French, Jr., Chair James H. Steane II	▪	Recommends qualified candidates for election as officers and directors of the Company.	1

BOARD OF DIRECTORS
What Procedures are Employed by the Nominating Committee?
The Nominating Committee acts pursuant to a written charter (a copy of which may be viewed on the Company’s website located at www.sman.com under Investor Relations), which specifies a process for identifying and evaluating nominees for director, including nominees recommended by shareholders. In this regard, the Nominating Committee Charter provides that in considering the recommendation of candidates for the Board:
•	The Nominating Committee shall identify individuals qualified to stand for re-election or to become new members of the Board, consistent with any qualifications, expertise and characteristics which may have been approved by the Board or determined by the Nominating Committee from time to time;

•	the Nominating Committee shall evaluate incumbent directors whose terms are expiring at the meeting and consider their qualifications to stand for re-election; and

•	the Nominating Committee shall evaluate nominees for election to the Board submitted by shareholders in accordance with procedures adopted by the Nominating Committee, our Bylaws, and applicable law.
What are the minimum qualifications required to serve on our Board of Directors?
The Nominating Committee has adopted a policy to provide that all members of the Board must possess the following minimum qualifications:
•	a director must demonstrate integrity, accountability, informed judgment, financial literacy, creativity and vision;

•	a director must be prepared to represent the best interests of all of our shareholders, and not just one particular constituency;

•	a director must have a record of professional accomplishment in his or her chosen field; and

•	a director must be prepared and able to participate fully in Board activities, including membership on Board committees.
What other considerations does the Nominating Committee consider?
The Nominating Committee believes it is important to have directors from various backgrounds and professions in order to ensure that the Board has a wealth of experiences to inform its decisions.
May shareholders nominate candidates for election to the Board without consideration by the Nominating Committee?
Yes. All nominations should be submitted to: Corporate Secretary, Standard Management Corporation, 10689 N. Pennsylvania, Indianapolis, Indiana 46280, together with the written consent of the recommended person to serve as a director of the Company, if elected. Nominations must be made not less than 60 nor more than 90 days prior to the Annual Meeting; provided, however, that if less than 75 days’ notice or prior public disclosure of the date of the Annual Meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the Annual Meeting was mailed or public disclosure was made.
How may shareholders communicate with members of the Board?
Our shareholders may communicate directly with the members of the Board of Directors or individual members by writing directly to it or to those individuals, care of the Secretary of our Company at our principal executive offices, together with evidence of stock ownership. We strongly encourage our Board of Directors to attend our annual meeting of shareholders. Last year, all of our directors attended the annual meeting.

BOARD OF DIRECTORS
All correspondence received is entered into a log for tracking purposes. The Secretary of the Company reviews such correspondence and provides the Board with a summary of such correspondence and a copy of any correspondence that, in the opinion of the Secretary, deals with the functions of the Board or the standing committees of the Board or that otherwise requires their attention, at each Board meeting. Correspondence relating to accounting, internal controls or auditing matters is immediately brought to the attention of our finance department and handled in accordance with procedures established by the Audit Committee with respect to such matters.
Have we adopted a Code of Ethics?
Yes. We have adopted a Code of Business Ethics and Conduct, which is applicable to all directors, officers and employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer. We have also adopted a separate Code of Ethics for Senior Financial Officers, which is applicable to the Chief Executive Officer, Chief Financial Officer, Treasurer and other designated financial employees. The complete text of both Codes are available on our website at www.sman.com under Investor Relations. We intend to post any amendments to or waivers from the Code of Business Ethics and Conduct and Code of Ethics for Senior Financial Officers at the same location on our website.

COMPENSATION OF DIRECTORS
How are Directors compensated?
Cash compensation:
▪	Each of our non-employee directors receives an annual cash retainer of $22,500.

▪	Our non-employee directors also receive $1,000 per Board of Directors meeting or Board of Directors Committee meeting attended in person.

▪	All non-employee directors are reimbursed for expenses incurred in connection with their services as directors.
Stock compensation:
▪	Our Board of Directors may vary, from year to year, the number of shares subject to options granted to each non-employee director.

▪	Each such option will be exercisable for ten years and may expire earlier upon termination of directorship.

▪	Our officers do not receive an annual retainer, meeting fees, shares of common stock or other compensation for service as directors or for service on Committees of our Board of Directors.
Are other fees/compensation paid to Directors?
No.

AUDIT COMMITTEE REPORT AND FEES PAID TO
INDEPENDENT AUDITORS
Audit Committee Report
Our Board of Directors has adopted a written charter for the Audit Committee, which is available for review on our website, www.sman.com under Investor Relations. In accordance with its written charter, the Audit Committee oversees our financial reporting process on behalf of our Board of Directors. Our management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
The Committee reviewed with the Company’s independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, our accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committee,” as currently in effect. In addition, the Audit Committee has received the written disclosures from the Company’s independent auditors required by Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committees,” and has discussed with the independent auditors their independence from management and the Company and considered the compatibility of non-audit services with the auditors’ independence.
The Committee discussed with our independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.
Based on the reviews and discussions referred to above, the Committee recommended to our Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended the selection of our independent auditors.
Our Board has determined that the members of the Committee are all independent as contemplated by the listing standards of Nasdaq as currently in effect and satisfy the Nasdaq Marketplace Rules relating to financial literacy and experience (although we are no longer subject to the rules of Nasdaq). Our Board of Directors has further determined that James H. Steane II satisfies the criteria for being an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC.
James H. Steane, II, Audit Committee Chair
Dainforth B. French, Jr., Audit Committee Member
Fees Paid to Independent Auditors
Subject to its discretion to appoint alternative auditors if deemed appropriate, the Audit Committee has retained BDO Seidman LLP as auditors for the current fiscal year. We have employed this firm in that capacity since October 27, 2004.
     The following table sets forth the fees paid to the Company’s independent registered public accounting firm, BDO Seidman, LLP:

	2005	2004
Audit fees	$320,395	$340,000
Audit-related fees	—	—
Tax fees	25,000	2,800
All other fees	—	—

AUDIT COMMITTEE REPORT AND FEES PAID
TO INDEPENDENT AUDITORS
     Audit Fees are fees for professional services rendered by our independent registered public accountants for the audit of our annual financial statements, review of our quarterly financial statements and services related to our 2005 filing of various proxy and registration statements.
     Audit-Related Fees are fees for assurance and related services reasonably related to the performance of the audit or review of our financial statements.
     Tax Fees are fees for professional services rendered by our independent registered public accountants for tax compliance, tax advice and tax planning. Services performed in this category included the review of our federal income tax returns.
     All Other Fees are fees for professional services not included in the first three categories.
     Each of the above services was approved by the Audit Committee. Each engagement of the independent registered public accounting firm to perform audit or non-audit services must be approved in advance by our Audit Committee or by its Chairman pursuant to delegated authority.
Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting and they will be given an opportunity to make a statement if they so desire and will be available to respond to appropriate questions relating to the audit of our 2005 consolidated financial statements.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of our Board of Directors has furnished the following report on executive compensation:
What is the philosophy behind executive compensation?
The objectives of our executive compensation program are to:
▪	Support the achievement of desired Company performance.

▪	Provide compensation that will attract and retain superior talent and reward performance.

▪	Align the executive officers’ interests with our success by placing a portion of pay at risk with payout dependent upon corporate performance.
The executive compensation program provides an overall level of compensation opportunity believed to be competitive within the industry, as well as with a broader group of companies of comparable size and complexity. Actual compensation levels may be greater or less than average competitive levels in surveyed companies based upon our annual and long-term performance, as well as individual performance. The Compensation Committee uses its discretion to set executive compensation at levels warranted in its judgment by external, internal or individual circumstances.
What are the components of executive compensation?
Our executive officer compensation program is comprised of the following major components, all of which are intended to attract, retain and motivate highly effective executives.
1. Base Salary. Base salary levels for our executive officers are competitively set relative to companies in the industry and other comparable companies. In determining salaries, the Committee also takes into account individual experience and performance and specific issues particular to the Company. These salaries are embodied in employment agreements negotiated with our executive officers. See “Employment Agreements”.
2. Cash Incentive Compensation. Cash incentive compensation is designed to motivate our executives to attain short-term and long-term corporate goals. Annual cash bonuses are paid to our executives in accordance with their respective employment agreements.
3. Long-term Incentive Compensation. Long-term incentive compensation is provided to executives and other employees through the 2002 Stock Incentive Plan. The objectives of the Plan are to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareowner return, and to enable executives to develop and maintain a significant, long-term ownership position in common stock.
4. Deferred Compensation. Deferred compensation provides funds for retirement or death for certain of our executive officers, directors and management employees (and their beneficiaries). It is intended that the deferred compensation plan will aid in retaining and attracting employees of exceptional ability by providing such employees with a means to supplement their standard of living at retirement. This deferred compensation plan is intended to qualify for the exemptions described in Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.

COMPENSATION COMMITTEE REPORT
The 2002 Stock Incentive Plan authorizes a grant of stock options, within the total number of shares authorized, to eligible officers and other key employees. The amount of common stock subject to any award made under the 2002 Stock Incentive Plan is a function of salary and position in our Company. As with the determination of base salaries and cash incentive compensation, the Incentive Stock Option Plan Committee exercises subjective judgment and discretion in view of its general policies. The Incentive Stock Option Plan Committee will act in accordance with guidelines established in the 2002 Stock Incentive Plan. Our long-term performance ultimately determines compensation from stock options, since gains from stock option exercise are entirely dependent on the long-term growth of our stock price. Awards are made at a level calculated to be competitive within the financial services industry as well as a broader group of companies of comparable size and complexity.
How are limitations on the deductibility of compensation handled?
Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows a public company’s compensation deduction with respect to certain highly compensated executives in excess of $1,000,000 unless certain conditions are satisfied. We presently believe that this provision is unlikely to become applicable to us in the near future because the levels of base salary and annual cash incentive compensation of our executive officers are less than $1,000,000 per annum. Therefore, we have not taken any action to adjust our compensation plans or policies in response to Section 162(m).
What other benefits are available to our Executive Officers?
We provide programs to our executive officers that are generally available to all of our employees including a 401(k) plan and medical benefits.
How is the Chief Executive Officer compensated?
Mr. Hunter was appointed to the position of Chairman of the Board and Chief Executive Officer during 1989. The compensation of Mr. Hunter is established by the terms of his employment agreement. Under his employment agreement, a portion of his cash compensation is tied directly to our financial performance, because his annual cash bonus is a fixed percentage (3 percent) of our annual gross operating income. During 2005, Mr. Hunter’s annual base salary rate was increased from $557,542.96 to $566,120.10 in accordance with his employment agreement. Mr. Hunter did not receive a bonus in 2005.
Who prepared this report?
This report has been furnished by the members of the Compensation Committee
▪	Dainforth B. French, Jr., Chairman

▪	James H. Steane, II
The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION
      The following table sets forth the annual and certain other components of the compensation for the last three fiscal years earned by Mr. Hunter, Chairman, Chief Executive Officer and President of the Company, and the four most highly compensated executive officers other than Mr. Hunter who were serving as executive officers at the end of 2005 and one former executive officer who was no longer serving as an executive officer at the end of 2005 whose salary and bonus exceeded $100,000 during 2005. Mr. Pheffer resigned as an executive officer during 2005 and he is included in the disclosure on the basis of salary and bonus earned by him during the portion of 2005 prior to resignation.
SUMMARY COMPENSATION TABLE

					LONG TERM
					COMPENSATION
					AWARDS
					Securities	All Other
	Fiscal		ANNUAL COMPENSATION		Underlying	Compensation
Name and Principal Position	Year	Salary	Bonus	Other (1)	Options	(2)

Ronald D. Hunter	2005	$564,780	$—	$33,657	183,000	$53,605
Chairman of the Board, Chief	2004	498,696	49,870	19,220	—	57,695
Executive Officer and President	2003	475,008	148,700	13,020	250,000	63,695

Martial R. Knieser	2005	351,571	—	30,200	10,000	—
President	2004	204,167	—	277,813	100,000	998
U.S. Health Services	2003	—	—	60,940	—	—

Michael B. Berry	2005	181,940	24,500	—	10,000	5,708
Sr. Vice President, Treasurer &	2004	107,996	12,500	—	7,500	4,320
Corporate Development Officer	2003	88,139	—	—	—	3,596

Mark B. L. Long	2005	205,073	—	—	13,000	—
Executive Vice President	2004	75,000	12,500	—	25,000	—
Pharmacy Operations	2003	—	—	—	—	—

Stephen M. Coons (3)	2005	288,340	—	—	50,000	20,648
Former Executive Vice President,	2004	229,638	22,964	—	—	19,173
General Counsel and Secretary	2003	224,256	—	—	—	16,819

P.B. (“Pete”) Pheffer (4)	2005	210,057	—	—	—	2,284
Former President and	2004	364,560	45,806	—	—	25,052
Chief Financial Officer	2003	350,016	135,602	—	125,000	28,052

(1)	Mr. Hunter’s amounts include imputed interest on an interest-free loan made to him in 1997. The balance of the loan at December 31, 2004 and 2005 is $775,500. Dr. Knieser’s amounts include medical consulting fees for Standard Life of $30,200, $57,640, and $60,940 in 2005, 2004 and 2003, respectively, and consulting fees for U.S. Health Services of $220,173 in 2004.

(2)	Amounts reported for 2005 were as follows:

EXECUTIVE COMPENSATION

		Key Man	Disability		Total
	401K	Insurance	Insurance	Travel	Other
Name	Contribution	Premiums	Premiums	Allowance	Compensation

Ronald D. Hunter	$8,000	$35,650	$6,955	$3,000	$53,605
Stephen M. Coons	8,000	2,408	2,240	8,000	20,648
Martial R. Knieser	—	—	—	—	—
Michael B. Berry	5,708				5,708
Mark B. L. Long	—	—	—	—	—
P.B. (“Pete”) Pheffer	784	—	—	1,500	2,284

(3)	Mr. Coons resigned as an officer effective August 17, 2006.

(4)	Mr. Pheffer resigned as an officer effective June 1, 2005.
INDIVIDUAL GRANTS

					Potential Realizable
					Value at Assumed Annual
	Number of	% of Total			Rates of Stock
	Securities	Options	Exercise		Appreciation for Option
	Underlying	Granted to	or Base		Term (1)
	Options	Employees in	Price	Expiration
Name	Granted	Fiscal Year	($/Share)	Date	5%	10%

Ronald D. Hunter	183,000	38.9%	2.05	8/17/2015	$235,930	$597,892
Stephen M. Coons	50,000	10.6%	2.05	8/17/2015	64,556	163,598
Martial R. Knieser	10,000	2.1%	2.05	8/17/2015	12,892	32,672
Michael B. Berry	10,000	2.1%	2.05	8/17/2015	12,892	32,672
Mark B. L. Long	13,000	2.8%	2.05	8/17/2015	16,760	42,473

(1)	The potential realizable value illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the common stock over the terms of the options. These numbers do not take into account plan provisions providing for termination of the options following termination of employment of non-transferability.
      No stock options were exercised by Named Executive Officers during 2005. The following table sets forth information with respect to Named Executive Officers concerning unexercised options held as of the end of 2005.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FY-END OPTION VALUES

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In the Money
	Options at FY-End		Options at FY-End ($)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Ronald D. Hunter	922,645	—	$—	$—
Stephen M. Coons	262,760	—	—	—
Martial R. Knieser	121,167	33,333	—	—
Michael B. Berry	19,500	2,500	—	—
Mark B. L. Long	29,667	8,333	—	—

EXECUTIVE COMPENSATION
Report on Repricing of Options
      In August 2005, based on the recommendation of the Compensation Committee, the Board approved a stock option exchange for certain of the stock options held at that time by Mr. Hunter in order to improve the possibility of exercise of such options by reducing the option per share exercise price from $6.06 to $2.05 per share. The Committee agreed that by reducing the exercise price of the options, that it would be more of a meaningful performance incentive for Mr. Hunter. The new options vested on grant.
      The following table sets forth the details concerning repricing during 2005.

OPTION REPRICINGS
		Number of	Market			Length of
		Securities	Price			Original
		Underlying	at	Exercise		Option
		Options	Time of	Price		Term
		Repriced	Repricing	at Time	New	Remaining at
		or	or	of	Exercise	Date of Repricing
Name	Date	Amended	Amendment	Repricing	Price	or Amendment

Ronald D. Hunter Chairman, CEO and President	8/17/05	180,000	$2.05	$6.06	$2.05	46 months

EMPLOYMENT AGREEMENTS
      We have employment agreements with each of our executive officers. For complete terms of these agreements, we refer you to the appropriate agreement listed in the List of Exhibits in Part IV of our Annual Report on Form 10-K for the year ended December 31, 2005, which is included with this Proxy Statement.
     These employment agreements terminate as follows:
•	Mr. Hunter’s employment agreement will initially run for a five-year period terminating on January 1, 2008, and it shall automatically renew annually for successive five-year periods on January 1 of each year, unless either party elects not to renew in accordance with the terms of the agreement.

•	The employment agreements for Messrs. Berry and Long each terminate on July 1, 2007 and shall renew automatically for one year periods, unless either party elects not to renew in accordance with the terms of the agreement.

•	Dr. Knieser’s employment agreement terminates on June 1, 2007 and shall renew automatically for one year periods, unless either party elects not to renew in accordance with the terms of the agreement.
     If Mr. Hunter’s employment is terminated, for a period of two years thereafter, he shall not:
•	Within Indiana, render any services as an agent, independent contractor, consultant or otherwise become employed in the business of selling or providing products or services sold by us or our subsidiaries.

•	Within Indiana, in any manner compete with us or with any of our subsidiaries.

•	Solicit or attempt to convert to other entities providing similar products or services provided by us, and our customers or any of our subsidiaries.
     If Dr. Knieser’s employment is terminated, for a period of two years thereafter, he shall not:
•	Engage in any business which of the type so engaged in by U.S. Health Services or any of its subsidiaries, within the geographical area that he has been performing services for U.S. Health Services.
      Following a termination of Mr. Hunter’s employment with us, in the event of a change-in-control, Mr. Hunter would be entitled to receive a lump-sum payment equal to five times the sum of his then-current base salary, and the average amount of the bonuses paid to him for the five preceding fiscal years. Mr. Hunter would also be entitled to receive a lump-sum payment equal to the amount determined by multiplying the number of shares of common stock subject to unexercised stock options previously granted by us and held by Mr. Hunter on the date of termination, whether or not such options are then exercisable, by the greater of (1) the highest sales price of the common stock during the preceding six-month period, and (2) the highest price paid to the holders of our common stock whereby the change in control takes place.
      Following a termination of Messrs. Berry or Long’s employment with us in the event of a change-in-control, each of Messrs. Berry and Long would be entitled to receive a lump sum payment equal to 12 months’ salary.
      Following a termination of Dr. Knieser’s employment with us in the event of a change-in-control, Dr. Knieser would be entitled to receive a lump sum payment equal to 2.99 times his then-current base salary, plus a severance payment equal to 12 months’ salary.

EMPLOYMENT AGREEMENTS
We are or may be obligated to pay a bonus to the executive officers as follows:
• Mr. Hunter receives a bonus equal to 3% of our annual earnings, before interest and taxes.
• Messrs. Berry and Long may receive a bonus for his performance at the discretion of the Chairman of the Board and upon approval of the Compensation Committee.
• Dr. Knieser receives a bonus equal to 1% of the earnings, before interest and taxes, of U.S. Health Services.

STOCK PERFORMANCE GRAPH
The following stock performance graph reflects a five-year comparison of cumulative total shareholder return on the assumption that $100 was invested on December 31, 2000 in each of our common stock, the S & P Healthcare index and the S & P 500 index.
The stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 and the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

STOCK OWNERSHIP
COMMON STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND PRINCIPAL SHAREHOLDERS
     The following table sets forth certain information as of August 22, 2006 with respect to ownership of our outstanding common stock by:
•	all persons known to us to own more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	Mr. Hunter, our Chief Executive Officer, and each of our four most highly compensated executive officers other than Mr. Hunter for the last fiscal year; and

•	all of our executive officers and directors as a group.

	Number of
Name	Shares Owned (1)	Percent
Ronald D. Hunter (2)	1,099,535	6.54
Michael B. Berry (3)	23,000	*
Stephen M. Coons (4)	211,600	1.30
Dainforth B. French, Jr. (5)	95,400	*
Martial R. Knieser (6)	792,001	4.88
Mark B.L. Long (7)	56,590	*
James H. Steane II (8)	28,500	*
All current directors and executive officers as a group (9) (7 Persons)	2,306,626	13.37

*	Represents less than one percent.
See footnotes on following page.

STOCK OWNERSHIP

(1)	The information set forth in this table with respect to our common stock ownership reflects “beneficial ownership” as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. “Beneficial ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which are exercisable within sixty days of the date hereof. The percentages are based upon 16,087,861 shares outstanding as of August 22, 2006. The percentages for each of those parties who hold options exercisable within 60 days of August 22, 2006 are based upon the sum of 16,087,861 shares plus the number of shares subject to such options held by each such party, as indicated in the following notes.

(2)	Includes 7,445 shares beneficially owned by Mr. Hunter’s spouse/child, as to which Mr. Hunter disclaims beneficial ownership and 119,551 shares held in the Standard Management 401(k) Plan (“Plan”) which Mr. Hunter has voting and/or investment power and of which 52,234 shares held in the Plan on behalf of Mr. Hunter. Also includes 718,000 shares subject to options exercisable within 60 days of August 22, 2006. Mr. Hunter’s address is 10689 North Pennsylvania Street, Indianapolis, Indiana 46280.

(3)	Includes 22,000 shares subject to options exercisable within 60 days of August 22, 2006.

(4)	Mr. Coons retired and resigned as an officer and director on August 17, 2006. Also includes 177,500 shares subject to options exercisable within 60 days of August 22, 2006.

(5)	Includes 10,000 shares held by Mr. French’s family, as to which Mr. French disclaims beneficial ownership. Also includes 25,000 shares subject to options exercisable within 60 days of August 22, 2006.

(6)	Includes 333,333 shares held by Indiana Life Sciences, Inc., an affiliate of Dr. Knieser, and includes 154,500 shares subject to options exercisable within 60 days of August 22, 2006.

(7)	Includes 38,000 shares subject to options exercisable within 60 days of August 22, 2006.

(8)	Includes 25,500 shares subject to options exercisable within 60 days of August 22, 2006.

(9)	Includes a total of 1,099,535 shares subject to options exercisable within 60 days of August 22, 2006 and 119,551 shares held under the Standard Management 401(k) Plan as to which Mr. Hunter has voting and/or investment power.

EQUITY COMPENSATION PLAN INFORMATION
In January 2002, the Securities and Exchange Commission adopted new rules for the disclosure of equity compensation plans. The purpose of the new rules is to summarize the potential dilution that could occur from past and future equity grants under all equity compensation plans. The following provides tabular disclosure of the number of securities to be issued upon the exercise of outstanding options, the weighted average exercise price of outstanding options, and the number of securities remaining available for future issuance under our equity compensation plans as of August 22, 2006. All of our equity compensation plans have been approved by our shareholders.

Number of
securities
	Number of		remaining
	securities	Weighted-	available for
	to be issued	average	future
	upon	exercise	issuance
	exercise of	price of	under equity
	outstanding	outstanding	compensation
Plan Category	options	options	plans

Equity compensation plans approved by security holders:

1992 Stock Option Plan	563,000	$5.03	—
2002 Stock Incentive Plan	827,000	2.70	864,702

INCREASE IN COMMON STOCK OF CORPORATION
     We are seeking to raise approximately $15 million in equity capital through a private placement of our securities (the “Private Placement”). We intend to use the net proceeds as partial consideration in certain proposed acquisitions which are an integral part of our corporate growth plan, as well as to provide us with additional working capital. We intend to offer and sell shares of our common stock at a price that reflects a discount to their market price on the Over the Counter Bulletin Board (the actual discount to be determined based on market conditions) and accompanying warrants to purchase additional shares of common stock at an exercise price that reflects a premium to the market price of our common stock.
     Background
     In June 2005, in order to provide greater long-term value for our shareholders, we sold our financial services business, which we had operated since 1989. As a result, the Company was transformed into a business that focuses exclusively on providing pharmaceutical products and services to the healthcare industry. Since June 2005, we have sought to expand our business through both organic growth and an active, focused acquisition program, with the goal of increasing annualized revenues to approximately $100 million by the end of 2006 and to approximately $400 million by the end of 2008.
     Standard Management is a provider of pharmaceuticals to the long-term care and infusion therapy market. Our principal focus is on providing pharmaceuticals to long-term care facilities, such as skilled nursing facilities and assisted living facilities. Through our regional pharmacies, we offer custom packaging for all long-term care facilities in addition to creating solutions for specialized health care facilities in a growing number of regions of the United States.
     Our goal is for our operations to become national in scope. We currently have regional pharmacies located in Nashville, Tennessee; New Castle, Indiana; and Indianapolis, Indiana. We believe our regional distribution strategy distinguishes us from our competitors and our acquisition strategy is designed to enhance this regional model.
     Our Board believes that our future success depends, in substantial part, on our ability to execute our acquisition strategy and that approval of the proposed issuance of shares is critical to our execution of that strategy.
     Potential Acquisitions
     Our growth strategy depends significantly on our ability to continue to identify appropriate acquisition targets. We are actively negotiating for the acquisition of several companies, although, definitive agreements have not been entered into with any such companies. Based on the current status of negotiations, management is confident that it will shortly reach definitive agreements with at least two of these companies. Negotiations with other companies are currently in the preliminary due diligence stage. We are prohibited at this time from identifying any of these acquisitions by name. We believe both of the acquisitions that are near agreement will provide us with a hub operation in a new geographic market. In the aggregate, for the first six months of 2006, these two companies had revenues of approximately $61.9 million and EBITDA of approximately $4.0 million. While we believe that each of these acquisitions would be accretive to our earnings, we cannot give assurance that they will be accretive immediately or otherwise.
     Management is optimistic that we can reach final agreements for the acquisitions of these companies, but cannot provide assurance that such agreements will be entered into. Completion of these acquisitions remains subject to continued negotiation and final execution of definitive agreements by the parties as well as our obtaining the necessary financing to complete the acquisitions. Even if we are able to reach definitive agreements with either or both of these companies, no assurance can be given that we will be able to obtain the necessary financing or that, if available, it will be on terms acceptable to us.

INCREASE IN COMMON STOCK OF CORPORATION
     Financing
     We anticipate that the net proceeds from the Private Placement would be sufficient to finance the two proposed acquisitions. Any additional proceeds would be used to supplement working capital. In addition, successful completion of the Private Placement would enhance our ability to also secure debt financing for both working capital and future acquisitions. We are unable at the present time to provide the terms of any such financing, as such terms are still being negotiated. However, we believe such debt financing would consist of short-term, subordinated and senior debt. In addition, we anticipate that, in connection with the issuance of the short-term and subordinated debt, we would be required to issue to the lenders warrants to purchase shares of our common stock. We will use the proceeds from the senior and/or subordinated debt, if any, to repay any short-term debt we obtain.
     Although we are currently in negotiations with various lenders to provide us with this financing, we have not obtained commitments for any such financing and no assurance can be given that we will be able to obtain such financing on terms acceptable to us.
     Impact of the Private Placement on Existing Shareholders
          Substantial Dilutive Impact
     The issuance of shares of our common stock would significantly dilute the ownership interests and proportionate voting power of our existing shareholders. The following table shows the potential dilutive impact on the ownership interest and proportionate voting power of our existing shareholders as a result of (i) the proposed Private Placement, (ii) the issuance of additional warrants to the lenders of our proposed short-term and subordinated debt and (iii) the potential issuance of shares in other financing transactions currently being considered by the Company and which management believes could be completed in the next six months and ( iv) the proposed acquisitions. As evidenced by the table below, it is possible that, if each of the transactions enumerated above is completed, existing shareholders’ ownership in the Company may be reduced to as low as approximately 14.4%.

			Ownership Percentage and
			Proportionate Voting Power of
	Shares	Shares Outstanding	Existing Shareholders
Transaction	Issued(1)	After Transaction(2)	Following Transaction(2)

Outstanding shares as of August 22, 2006	16,087,861	N/A	100.0%

Outstanding common stock equivalents as of August 22, 2006 (3)	5,094,214	21,182,075	76.0%

Private Placement (remaining available)	48,999,995	70,182,068	22.9%

Full exercise of all associated warrants issued in the Private Placement (remaining available)	14,699,995	84,882,063	19.0%

Full exercise of all associated warrants issuable to the lenders of the short-term and subordinated debt	3,000,000	87,882,063	18.3%

Issuance of shares in potential future financing transactions (4)	18,000,000	105,882,063	15.2%

Proposed new acquisitions	6,200,000 (5)	112,082,063 (6)	14.4%

INCREASE IN COMMON STOCK OF CORPORATION

(1)	Assumes (i) the issuance of the maximum number of shares and warrants under the Private Placement; and (ii) the maximum number of warrants we expect to be required to issue to the lenders of the short-term and subordinated debt, (iii) the maximum number of shares that may be issued under other financing transactions as previously discussed, and (iv) the number of shares expected to be issued in connection with our proposed acquisitions.

(2)	The number of shares shown and resulting percentage assumes the cumulative effect of the consummation of each preceding transaction in the table.

(3)	Shares issuable upon the exercise of vested stock options and upon the conversion of outstanding convertible notes and warrants.

(4)	We are currently considering other financing transactions that could result in the issuance of a significant number of shares of common stock. At this time, we are unable to provide any terms for such transaction(s) and the number of shares shown in the table is only an estimate. However, we believe it is important to include these shares in the table to illustrate the further dilutive effect any such transaction would have on shareholders if the financing was completed after the Private Placement.

(5)	The number of shares shown represents anticipated shares to be issued as a result of our proposed new acquisitions.

(6)	If each transaction identified in this table is consummated to its fullest extent (including the exercise or conversion of all outstanding common stock equivalents, the likelihood of which management views as remote), the total number of shares that would be issued would exceed the number of shares currently authorized under our Amended and Restated Articles of Incorporation. We are therefore proposing at the Annual Meeting an amendment to our Amended and Restated Articles of Incorporation to increase our authorized common stock. See “Proposal No. 1.”
     In addition, in our financial statements, basic net income/(loss) per common share is based upon weighted average common shares outstanding and diluted net income/(loss) per common share is based upon the weighted average number of common shares outstanding, including the dilutive effect, if any, of stock options, warrants and convertible securities. However, due to net losses in 2005, no dilutive effect of our outstanding stock options, warrants or convertible securities is reported. If we are required to issue all of the shares shown in the table above, such issuances will also have a substantial adverse effect on any future net income per common share, both basic and diluted.
          Potential Change of Control
     Assuming that we issue the maximum of 50,000,000 shares in the Private Placement and warrants to purchase the maximum of an additional 15,000,000 shares, when combined, the shares sold in the Private Placement and the shares subject to the warrants issued in the Private Placement, would represent approximately 81.5% of our shares outstanding following the Private Placement. If a single investor or investor group purchased all or a majority of the shares to be sold in the Private Placement, such investor or investor group would be able to assert significant control of the Company. If the investor or investor group owned shares of our common stock prior to the Private Placement, such investor or investor group may be able to obtain control of the Company. Although we intend to review the Subscription Agreements and to reject, at least in part, any subscription that would result in a potential change of control of the Company, we may not know at the time of the Private Placement whether or not investors are acting in concert, or whether such investors may form a group subsequent to the Private Placement, which could result in a change in control of the Company.
          Potential Loss of NOL Carryforwards
     In addition, the issuance of the shares in the Private Placement may also result in a “change in ownership” of the Company as defined by Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). Pursuant to Sections 382 and 383 of the Code, the annual use of our net operating losses (“NOLs”) will be limited if there is a cumulative change in ownership (as that term is defined in Section 382(g) of the Code) of greater than

INCREASE IN COMMON STOCK OF CORPORATION
50% in the past three years. If the Private Placement is deemed to result in a change in ownership, there would be a substantial limitation on our ability to utilize our NOLs to offset future taxable income. As reported in our Form 10-K for the year ended December 31, 2005, we had approximately $13.9 million of NOL carryforwards available for our use and that amount is expected to be significantly higher for the year ended December 31, 2006. Management does not believe that the issuance of the maximum number of shares in the Private Placement would result in a “change in control” for purposes of Section 382(g). The Private Placement would, however, limit the amount of shares that could be issued in future transactions without impacting our use of NOL carryforwards.
          Adverse Effect on Trading Price
     All of the shares issued in the Private Placement will be entitled to registration rights. Consequently, when the shares are registered, they may be freely transferable without restriction under the Securities Act, absent other securities law restrictions. Such free transferability could materially and adversely affect the market price of our common stock if a sufficient number of such shares are sold into the market.
     No Dissenters Rights
     Under Indiana law, our Board of Directors had the authority, without shareholder approval, to issue the shares to be sold in the Private Placement and the additional shares issuable upon conversion of the warrants to be issued in connection with the Private Placement. Shareholders are not entitled to dissenter’s rights or appraisal rights in connection with the issuance of the shares or the warrants in the Private Placement. In addition, shareholders have no preemptive rights in connection with the issuance of the shares in the Private Placement, or the issuance of additional shares of common stock upon the exercise of the warrants issued in the Private Placement.

Proposal No. 1
Amendment of the Company’s Amended and Restated Articles of Incorporation
To Increase the Company’s Authorized Common Stock
     Our Board of Directors approved an amendment to Article V, Section I of our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) to increase the number of authorized shares of our capital stock from 61,000,000 to 201,000,000 shares and the number of authorized shares of our common stock from 60,000,000 to 200,000,000 shares. The authorized preferred stock would remain at 1,000,000. In connection therewith, the following resolution will be introduced at the Annual Meeting:
     RESOLVED: That Article V, Section I of the Articles of Incorporation, as heretofore added to or amended by articles or certificates filed pursuant to law, is amended to increase the number of authorized shares of Standard Management’s capital stock from 61,000,000 to 201,000,000 shares and the number of authorized shares of Standard Management’s common stock from 60,000,000 to 200,000,000 shares.
     On August 22, 2006, 16,087,861 shares of our common stock were issued and outstanding and an aggregate of 5,094,214 shares of common stock were reserved for issuance under outstanding stock options, warrants and convertible securities outstanding. If (i) all outstanding common stock equivalents are exercised or converted in their entirety, (ii) the maximum number of shares of common stock are issued in the Private Placement, (iii) the accompanying warrants issued in the Private Placement are exercised in full and the lenders of the short-term and subordinated debt are exercised in their entirety, (iv) we issue additional shares in other financing transactions that may be undertaken by the Company in the near-term, and (v) we issue shares for proposed acquisitions, each as described herein, we would have approximately 112 million shares of common stock outstanding. Management does not believe that each of the contemplated share issuances will occur in its entirety in the near term; however, in the event that the share issuances actually occur, the number of shares to be issued would exceed the number of shares of common stock currently authorized by our Articles of Incorporation. Other than provided for above, we have no current intentions or understandings to issue the additional shares of our common stock resulting from this proposal.
     The Board of Directors recommends that shareholders approve the proposed amendment to our Articles of Incorporation because it considers the amendment to be in the best long-term and short-term interests of the Company, our shareholders and our other constituencies. The proposed increase in the number of shares of authorized capital stock and common stock will ensure that we have sufficient authorized shares to raise the full $15 million sought in the Private Placement in the event the shares issued in the Private Placement (or underlying the accompanying warrants) are near the maximum number, as a result of market conditions at the time of the Private Placement. In addition, the additional shares of common stock will be available for issuance in connection with any possible future transactions approved by the Board of Directors, including, among other things, stock splits, stock dividends, acquisitions, financings and other corporate purposes.
     The Board of Directors believes that the availability of the additional shares of common stock for the Private Placement and such other purposes without delay or the necessity for an additional special shareholders’ meeting will be beneficial to us by providing us with the flexibility required to consider and respond to future business opportunities and needs as they arise. The availability of additional authorized shares of common stock will provide us greater flexibility in completing the Private Placement and will also enable us to act promptly, in other circumstances where the Board of Directors determines that the issuance of additional shares of common stock is advisable. It is possible that shares of common stock may be issued at a time and under circumstances that may increase or decrease earnings per share and increase or decrease the book value per share of shares presently held including in the proposed Private Placement. See “Impact of the Proposed Private Placement on Existing Shareholders – Substantial Dilutive Impact.”

Proposal No. 1
Amendment of the Company’s Amended and Restated Articles of Incorporation
To Increase the Company’s Authorized Common Stock
     The availability of additional shares could render more difficult or discourage a takeover attempt. For example, additional shares of common stock could be issued and sold to purchasers who oppose a takeover bid which is not in the best long-term and short-term interests of Standard Management, our shareholders and our other constituencies or could be issued to increase the aggregate number of outstanding shares of common stock and thereby dilute the interest of parties attempting to obtain control of Standard Management. In connection with any issuance of shares of common stock, the Board of Directors is required to determine that such issuance would be in the best long-term and short-term interests of Standard Management, our shareholders and our other constituencies. The Board of Directors is presently unaware of any specific effort to accumulate the shares of our common stock or obtain control of the Company.
     The approval of the holders of a majority of the issued and outstanding shares of our common stock is required for the adoption of the proposed amendment to the Articles of Incorporation.
     The text of the proposed Articles of Amendment is attached to this Proxy Statement as Appendix A. The Articles of Amendment will become effective upon filing with the Secretary of State of the State of Indiana, which is expected to occur promptly after shareholder approval of this Proposal No. 1.
     For the reasons discussed above, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF PROPOSAL NO. 1.

GENERAL
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our Articles of Incorporation and Bylaws provide for indemnification of our officers and directors to the maximum extent permitted under the Indiana Business Corporation Law (“IBCL”). In addition, we have entered into separate indemnification agreements with some of our directors which may require, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the maximum extent permitted under the IBCL.
On October 28, 1997, we made an interest free loan to Mr. Hunter, Chairman of the Board, in the amount of $775,500 in connection with a litigation settlement. The loan is repayable within 10 days of Mr. Hunter’s voluntary termination or resignation as our Chairman and CEO. In the event of a termination of Mr. Hunter’s employment following a change in control, the loan is deemed to be forgiven. The amount outstanding as of August 1, 2006 is $775,500.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than ten percent (10%) of the common stock (“Reporting Persons”), to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Reporting Persons are required by the Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such forms received by us and written representations from certain Reporting Persons, we believe that during fiscal year 2005 our Reporting Persons complied with all filing requirements applicable to them.
ANNUAL REPORT
Our Annual Report and Form 10-K for 2005 is being mailed to the shareholders with this Proxy Statement, but is not part of the proxy solicitation material.
SOLICITATION BY BOARD; EXPENSES OF SOLICITATION
The proxy card accompanying this proxy statement is solicited by our Board of Directors. Proxies may be solicited by our officers, directors or other employees, none of whom will receive any additional compensation for their services. We have engaged Mellon Investor Services, LLC to assist us in the solicitation of proxies in connection with the Annual Meeting. In connection with these services, we have agreed to pay Mellon Investor Services, LLC a fee of approximately $8,500, plus reimbursement of certain out of pocket expenses. Solicitations of proxies may be made personally, or by mail, telephone, facsimile or messenger. We will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting material to their principals. We will pay all costs of soliciting proxies.
SHAREHOLDER PROPOSALS
In order for a proposal by shareholder to be included in the Proxy Statement and Proxy for the annual meeting to be held in 2007, such proposal must be received by us at our principal executive office, to the attention of the Secretary, no later than March 15, 2007, assuming that the date of the annual meeting to be held in 2007 is not changed by more than 30 days from the date of this year’s annual meeting. In such event, we will provide notice of the date by which such proposals must be received in order to be included. The determination by us as to whether we will oppose inclusion of any proposal in our Proxy Statement and Proxy will be made on a case-by-case basis in accordance with the judgment of the Board and the rules and regulations promulgated by the SEC. Proposals received after March 15, 2007 will not be considered for inclusion in our proxy materials for the annual meeting in 2007.
Pursuant to the rules and regulations promulgated by the SEC, any shareholder who intends to present a proposal at the annual meeting to be held in 2007 without requesting that we include such proposal in our proxy statement should be aware that he or she must notify us at our principal executive office, attention Secretary, not later than June 1, 2007 of the intention to present the proposal. Otherwise we may exercise discretionary voting with respect to such shareholder proposal pursuant to authority conferred by proxies to be solicited by our Board and delivered in connection with the meeting. In addition, pursuant to our bylaws, in order to present a proposal, a shareholder must provide notice to the Secretary of the Company not less than 60 nor more than 90 days prior to the meeting of the intention to make the proposal;

GENERAL
provided that in the event less than 75 days notice of the meeting is given, notice by the shareholder to be timely must be received by the close of business on the tenth day following the notice date.
OTHER BUSINESS
Our Board of Directors knows of no other matters, other than those stated above, to be presented at the Annual Meeting. If any other matters should properly come before the meeting the proxy card, if executed and returned, gives discretionary authority to the persons named in the proxy card and it is intended that such persons will vote on such matters in accordance with their best judgment.
By Order of the Board of Directors
Ronald D. Hunter
Chairman, CEO and President

APPENDIX A
Proposed Articles of Amendment to
Amended and Restated Articles of Incorporation
     The undersigned officer of Standard Management Corporation (hereinafter referred to as the “Corporation”) existing pursuant to the provisions of the Indiana Business Corporation Law (hereinafter referred to as the “Law”), desiring to give notice of corporate action effectuating amendment of certain provisions of its Amended and Restated Articles of Incorporation, certifies the following facts:
ARTICLE I
Amendment
Section 1. The name of the Corporation following the Amendment to the Amended and Restated Articles of Incorporation is Standard Management Corporation.
Section 2. The exact text of Article V, Section 1 of the Amended and Restated Articles of Incorporation, as amended (hereinafter referred to as the “Amendment”), now is as follows:
     The total number of shares which the Corporation has authority to issue is Two Hundred One Million (201,000,000) shares without par value.
Section 3. The exact text of Article V, Section 2 of the Amendment now reads as follows:
     The total authorized shares of the Corporation shall consist of the following classes and amounts:
     (a) Two Hundred Million (200,000,000) shares of Common Stock; and
     (b) One Million (1,000,000) shares of Preferred Stock.
     The Common Stock of the Corporation shall in all respects entitle the holder to the same rights and preferences, and subject the holder to the same qualifications, limitations, and restrictions, as all other shareholders of Common Stock.
     The shares of Preferred Stock shall be issued from time to time in one or more series, with such distinguishing designations, and with such preferences, limitations and relative voting and other rights as shall be determined as stated by the Board of Directors before issuance of any such series, in and by the resolution or resolutions authorizing the issuance of any such series pursuant to authority so to do, which is hereby expressly vested in the Board of Directors.
ARTICLE II
Manner of Adoption and Vote
Section 1. Action by Directors.
     The Board of Directors of the Corporation duly adopted a resolution proposing to amend the terms and provisions of Article V, Sections 1 and 2 of the Amended and Restated Articles of Incorporation. The resolution was adopted at a meeting of the Board of Directors of the Corporation held on September 8, 2006, and adopted by a majority of the members of the Board of Directors.

A-1

Section 2. Action by Shareholders.
     The Shareholders of the Corporation entitled to vote in respect of the Amendment, adopted the proposed Amendment. The Amendment was adopted at a meeting of the Shareholders held on                     . The result of such vote is as follows:

Common Shares entitled to vote:
Common Shares voted in favor:
Common Shares voted against:
Common Shares not voted:

Preferred Shares entitled to vote:	-0-
Preferred Shares voted in favor:	-0-
Preferred Shares voted against:	-0-
Section 3. Compliance with Legal Requirements.
     The manner of adoption of the Amendment, and the vote by which it was adopted, constitute full legal compliance with the provision of the Law, the Amended and Restated Articles of Incorporation and the Bylaws of the Corporation.
ARTICLE III
Statement of Changes Made With Respect to
Any Increase in the Number of Shares
Heretofore Authorized

Aggregate Number of Shares Previously Authorized:	61,000,000

Increase:	140,000,000

Aggregate Number of Shares to be Authorized After Effect of this Amendment:	201,000,000
     I hereby verify subject to the penalties of perjury that the facts contained herein are true.

Current Officer’s Signature	Officer’s Printed Name

Ronald D. Hunter

Officer’s Title
Chairman, CEO and President

A-2

THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE PROPOSALS AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

FOR	AGAINST	ABSTAIN	FOR	AGAINST	ABSTAIN
1. To approve the amendment of the Company's Amended and Restated Articles of Incorporation to increase the Company's authorized common stock from 60,000,000 shares to 200,000,000 shares.	☐	☐	☐	2.	To grant to the proxy holders the authority to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the Annual Meeting to a later date to solicit additional proxies in favor of the approval of the amendment if there are not sufficient votes for approval of such amendment at the Annual Meeting.

			☐	☐	☐

Please date and sign this Proxy exactly as name(s) appears on the mailing label.

Signature______________________________________________ Signature___________________________________Date_________________________
NOTE: When signing as an attorney, trustee, executor, administrator or guardian, please give your title as such. If a corporation or partnership, give full name by authorized officer. In the case of joint tenants, each joint owner must sign.

Δ  FOLD AND DETACH HERE  Δ

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/sman Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

STANDARD MANAGEMENT CORPORATION
10689 NORTH PENNSYLVANIA
INDIANAPOLIS, INDIANA 46280
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF SHAREHOLDERS.
     The undersigned shareholder of Standard Management Corporation ( the “Company”) does hereby acknowledge receipt of Notice of said Annual Meeting and the accompanying Proxy Statement, and does hereby constitute and appoint Ronald D. Hunter and Mark B. L. Long, or either of them, with full power of substitution and resubstitution, to vote all shares of Common Stock of the Company that the undersigned is entitled to vote, as fully as the undersigned could do if personally present, at the Annual Meeting of Shareholders of the Company, to be held on Monday, October 16, 2006 at 9:30 a.m. (local time) in the Browning Auditorium at 10689 North Pennsylvania Street, Indianapolis, Indiana 46280, and at any adjournment or postponement thereof, as follows:
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲
You can now access your Standard Management Corporation account online.
Access your Standard Management Corporation shareholder/stockholder account online via Investor ServiceDirect® (ISD).
Mellon Investor Services LLC, Transfer Agent for Standard Management Corporation, now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN
Visit us on the web at http://www.melloninvestor.com
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
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